Exhibit 99.1

Metabolix, Inc. Announces Name Change to Yield10 Bioscience, Inc.

Woburn, Mass., January 6, 2017 -- Metabolix, Inc. (NASDAQ: MBLX), announced today that the Company is changing its name to Yield10 Bioscience, Inc., effective January 9, 2017 to reflect the new mission and strategic direction of the business. Yield10 will focus on developing disruptive technologies for step-change improvements to crop yield to enhance global food security. In connection with the new name, the Company has unveiled a new corporate identity, NASDAQ ticker symbol and website, available at www.Yield10bio.com.

“We are excited to launch our new corporate identity reflecting a new strategic direction for our business in agricultural bioscience,” said Oliver Peoples, Ph.D., president and CEO of Yield10 Bioscience. “We believe 2017 will be an exciting year for Yield10 as we make progress with our lead yield traits in major food crops and continue to leverage breakthrough science to discover and develop new traits for important feed and food crops to build value for our shareholders.”

Effective at market open on Monday, January 9, 2017, trading for Yield10 Bioscience will begin under the symbol “YTEN” (NASDAQ:YTEN). The Company’s common stock will continue to trade under the ticker symbol “MBLX” on The NASDAQ Capital Market until market close on Friday, January 6, 2017. The name change does not affect the rights of the Company’s stockholders. No action is required by stockholders with respect to the name change. The Company’s common stock has been assigned a new CUSIP number of 98585K102 in connection with the name change. Outstanding stock certificates are not affected by the name change and will not need to be exchanged.

About Yield10 Bioscience
Yield10 Bioscience, Inc. is focused on developing disruptive technologies for producing step-change improvements in crop yield to enhance global food security. Yield10 is leveraging an extensive track record of innovation based around optimizing the flow of carbon intermediates in living systems. By working on new approaches to improve fundamental elements of plant photosynthetic efficiency and optimizing carbon metabolism to direct more carbon to seed production, Yield10 is advancing several yield traits it has developed in crops such as Camelina, canola, soybean and corn. Yield10 is based in Woburn, MA.

For more information visit www.Yield10bio.com
(MBLX-G)
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding the progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the

Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contact:
Lynne H. Brum, 617-682-4693, LBrum@yield10bio.com
Investor Relations Contact:
Amato and Partners, LLC
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New York, NY 10016
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